Exhibit 12

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

                                                                                                                         Nine Months
                                                                                                                           Ended
(thousands of dollars)                                                         Year Ended September 30,                   June 30
                                                        ----------------------------------------------------------------------------
                                                            1999         2000        2001         2002          2003        2004
                                                        ----------------------------------------------------------------------------
Fixed Charges Computation
     Interest expensed and capitalized                      $  4,178     $  3,603    $    145    $    417      $ 12,060    $  5,180
     Amortized premiums, discounts, and capitalized
       expenses related to indebtedness                        2,075        3,034          79         136         3,857       7,798
     Reasonable approximation of interest within
       rental expense                                            131           26          20          72         1,139         937
                                                        ----------------------------------------------------------------------------
Total Fixed Charges                                            6,384        6,663         244         625        17,056      13,915

Preferred equity dividends                                       466          378         113           -             -           -
                                                        ----------------------------------------------------------------------------
Total Fixed Charges and Preferred Equity Dividends          $  6,850     $  7,041    $    357    $    625      $ 17,056    $ 13,915
                                                        ============================================================================

Earnings Computation
Pre-tax income (loss) from continuing operations before
  adjustment for minority interests in consolidated
  subsidiaries or income or loss from equity investees      $(28,402)     $ 8,642    $ 14,468    $ 40,236      $ 60,081    $ 73,484
Plus
     Fixed charges                                             6,850        7,041         357         625        17,056      13,915
Minus
     Interest capitalized                                          -            -           -           -           230         345
                                                        ----------------------------------------------------------------------------
Total Earnings                                              $(21,552)    $ 15,683    $ 14,825    $ 40,861      $ 76,907    $ 87,054
                                                        ============================================================================

Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends                                    N/A           2.23       41.53       65.38          4.51        6.26
Dollar amount of Deficiency                                 $(28,402)        N/A         N/A         N/A           N/A         N/A